Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Announces Retirement of Olav Bergheim from Board of Directors

Laguna Hills, CA — April 14, 2016 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced that Olav B. Bergheim, 65, will retire from the company’s board of directors.  Mr. Bergheim, who has been a member of the board since he co-founded Glaukos in 1998, will continue to serve as a director until his current term expires at the company’s Annual Meeting on June 2, 2016.

“I am extremely proud to have played an integral role in the founding, development and growth of Glaukos, which has brought a disruptive technology to the market, addressing important unmet clinical needs and making a meaningful difference in the lives of glaucoma patients,” said Mr. Bergheim.  “With the company well positioned for long-term success, I believe the time has come for me to focus on new opportunities and challenges with Fjord Ventures, a life sciences accelerator.”

Glaukos President and Chief Executive Officer Thomas Burns, said, “On behalf of the entire Glaukos organization, I am deeply grateful to Olav for his unwavering commitment and years of dedicated service to Glaukos.  We have always appreciated his thoughtful guidance and perspective, and wish him all the best in the future.”

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.